Exhibit 99.1

Sovran Self Storage Reports First Quarter Results: Revenues Increase 12.8%; Portfolio Expands by Five Facilities

    BUFFALO, N.Y.--(BUSINESS WIRE)--May 4, 2005--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2005.
    Net income available to common shareholders for the first quarter of 2005 was $6.5 million or $.40 per diluted share. Net income available to common shareholders for the same period in 2004 was $5.4 million or $.37 per diluted share. Funds from operations per share for the quarter increased 11% to $11.3 million or $.70 per fully diluted common share compared to $9.2 million or $.63 per fully diluted share for the quarter ended March 31, 2004. Strong revenue and operating income growth and the benefits earned from the previously announced redemption of the Series B Preferred Stock contributed to the Company's performance this quarter.
    The Company also acquired three self storage facilities during the quarter and two more in April for a total cost of $27.1 million.
    David Rogers, the Company's Chief Financial Officer, commented, "We had a good first quarter. Growth is strong in most markets, and we're excited about the potential of our newly acquired stores."

    OPERATIONS:

    Total Company net operating income for the first quarter grew 12.5% compared with the same quarter in 2004 to $20.6 million. This growth was the result of improved operating performance and the income generated by 10 stores acquired in 2004. Overall average occupancy for the quarter was 83.6% and average rent per square foot for the portfolio was $9.53.
    Revenues at the 261 stores owned and/or managed for the entire quarter in both years increased 5.3% over the first quarter of 2004, the result of a 4.0% increase in rental rates, a 60 basis point increase in average occupancy and a $150,000 increase in truck rental and other revenues. Same store operating expenses rose 5.6% primarily as a result of increased insurance, snowplowing and benefits costs. As a result, same store net operating income improved by 5.2% over the 1st quarter of 2004.
    Strong performance was shown at the Company's stores throughout the Southeast, especially Florida, while some of the Ohio, Michigan and Texas stores experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    During the quarter, the Company acquired three stores totaling 157,000 sq. ft. at a total cost of $15.8 million. The stores are located in markets where the Company already has an operating presence
- Long Island, NY; Syracuse, NY; and Cape Cod, MA. In April, the Company acquired two more facilities in its existing markets of Stamford, CT and Springfield, MA. These two stores were acquired at a total cost of $11.3 million.

    CAPITAL TRANSACTIONS:

    In December, the Company increased its line of credit capacity from $75 million to $100 million, and provided for another $100 million of availability.
    Interest rate reductions were negotiated on the Company's $100 million five year note (it now pays 1.2% over LIBOR) and on the line of credit (it now pays 90 basis points over LIBOR).
    Both the five year note and the line of credit were extended by one year; the $100 million note now matures in September, 2009, and the line expires in September 2007, with the option to extend to 2008.
    During the quarter, the Company issued 101,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan. A total of $3.6 million was received, which was used to fund part of the above mentioned acquisitions.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended March 31, 2005.

    YEAR 2005 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 4% and 4.5%. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company is investing $6 to $7 million this year.
    Additionally, over the next three years, the Company plans to implement a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) space. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. Funding of these and the above mentioned improvements will be provided primarily from borrowings on the Company's line of credit, and issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting acquisitions of $50 million in 2005 and no sales of existing facilities.
    Cost increases incurred by the Company, especially for Directors and Officers insurance, and fees and expenses associated with Sarbanes Oxley Section 404 Compliance, have negatively affected operating results in 2004. The Company expects most of these costs to continue and has adjusted guidance accordingly.
    At March 31, 2005, all but $49 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
    Management expects funds from operations for 2005 to be between $2.94 and $2.98 per share. Funds from operations for the second quarter of 2005 are projected at between $.74 and $.76 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, May 5, 2005. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 276 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                   March 31, 2005    December 31, 2004
(dollars in thousands)
----------------------              -----------         -----------
Assets
  Investment in storage
   facilities:
     Land                            $151,460            $148,341
     Building and equipment           678,242             663,175
                                    -----------         -----------
                                      829,702             811,516
     Less: accumulated
      depreciation                   (114,761)           (109,750)
                                    -----------         -----------
  Investments in storage
   facilities, net                    714,941             701,766
  Cash and cash equivalents             6,288               3,105
  Accounts receivable                     682               1,530
  Receivable from related
   parties                                 75                  90
  Notes receivable from joint
   ventures                             2,690               2,593
  Investment in joint ventures          1,015               1,113
  Prepaid expenses                      3,358               3,282
  Other assets                          5,903               6,094
                                    -----------         -----------
     Total Assets                    $734,952            $719,573
                                    ===========         ===========

Liabilities
  Line of credit                      $59,000             $43,000
  Term notes                          200,000             200,000
  Accounts payable and accrued
   liabilities                          8,094               9,121
  Deferred revenue                      4,191               3,824
  Fair value of interest rate
   swap agreements                      1,632               3,425
  Accrued dividends                     9,731               9,663
  Mortgage payable                     45,867              46,075
                                    -----------         -----------
     Total Liabilities                328,515             315,108

  Minority interest -
   Operating Partnership               11,947              12,007
  Minority interest - Locke
   Sovran II, LLC                      14,755              15,007

Shareholders' Equity
  8.375% Series C Convertible
   Cumulative Preferred Stock          53,227              53,227
  Common stock                            172                 171
  Additional paid-in capital          422,105             418,007
  Unearned restricted stock            (2,162)             (1,774)
  Dividends in excess of net
   income                             (64,971)            (61,751)
  Accumulated other
   comprehensive loss                  (1,461)             (3,254)
  Treasury stock at cost              (27,175)            (27,175)
                                    -----------         -----------
     Total Shareholders'
      Equity                          379,735             377,451
                                    -----------         -----------

  Total Liabilities and
   Shareholders' Equity              $734,952            $719,573
                                    ===========         ===========


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                  January 1, 2005     January 1, 2004
(dollars in thousands, except            to                 to
    per share data)                March 31, 2005      March 31,2004
                                    -----------         -----------
Revenues:
  Rental income                       $31,211             $27,750
  Other operating income                  938                 754
                                    -----------         -----------
     Total operating revenues          32,149              28,504

Expenses:
  Property operations and
   maintenance                          8,500               7,412
  Real estate taxes                     3,017               2,745
  General and administrative            2,947               2,463
  Depreciation and amortization         5,228               4,692
                                    -----------         -----------
     Total operating expenses          19,692              17,312
                                    -----------         -----------

Income from operations                 12,457              11,192

Other income (expense)
  Interest expense                     (4,481)             (4,138)
  Interest income                          98                 113
  Minority interest -
   Operating Partnership                 (239)               (313)
  Minority interest -
   consolidated joint venture             (92)                (77)
  Equity in income of joint ventures       25                  45
                                    -----------         -----------

Income from continuing operations       7,768               6,822
  Income from discontinued
   operations                               -                 753
                                    -----------         -----------

Net Income                              7,768               7,575
Preferred stock dividends              (1,256)             (2,204)
                                    -----------         -----------
Net income available to common
 shareholders                          $6,512              $5,371
                                    ===========         ===========

Per common share - basic:
  Continuing operations                 $0.41               $0.32
  Discontinued operations                   -                0.05
                                    -----------         -----------
    Earnings per common share
     - basic                            $0.41               $0.37
                                    ===========         ===========

Per common share - diluted:
  Continuing operations                 $0.40               $0.32
  Discontinued operations                   -                0.05
                                    -----------         -----------
    Earnings per common share
     - diluted                          $0.40               $0.37
                                    ===========         ===========

Common shares used in basic
    earnings per share
     calculation                   16,037,627          14,519,510

Common shares used in diluted
    earnings per share
     calculation                   16,187,848          14,707,935

Dividends declared per common
 share                                $0.6050             $0.6025
                                    ===========         ===========


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1)
(unaudited)

                                  January 1,  2005    January 1, 2004
(dollars in thousands, except           to                   to
 per share data)                   March 31, 2005      March 31, 2004
                                    -----------         -----------

Net income                             $7,768              $7,575
Minority interest in income               331                 390
Depreciation of real estate and
 amortization of intangible
  assets exclusive of deferred
   financing fees                       5,056               4,535
Depreciation of real estate
 included in
  discontinued operations                   -                  70
Depreciation and amortization
 from unconsolidated joint
  ventures                                118                 116
Gain on sale of real estate                 -                (593)
Preferred dividends                    (1,256)             (2,204)
Funds from operations
 allocable to minority interest
  in Operating Partnership               (349)               (336)
Funds from operations
 allocable to minority interest
  in Locke Sovran II, LLC                (341)               (315)
                                    -----------         -----------
Funds from operations
 available to common
  shareholders                         11,327               9,238
FFO per share - diluted                 $0.70               $0.63

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

 Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

 Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.


QUARTERLY SAME STORE DATA (2)  January 1, January 1,
                                 2005       2004
                                  to         to       Percentage
(dollars in thousands)         March 31,  March 31,     Change
                                 2005       2004
                               ---------- ---------- -----------

Revenues:
  Rental income                   $30,737    $29,286        5.0%
  Other operating income              862        712       21.1%
                               ---------- ----------- ----------
     Total operating revenues      31,599     29,998        5.3%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                           11,286     10,687        5.6%
                               ---------- ----------- ----------

Operating income                  $20,313    $19,311        5.2%

(2) Includes the 261 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                          Same Store (2)       All Stores
                               ---------------------- ----------------
                                  2005      2004      2005     2004
                               --------- ---------- -------- ---------

Weighted average quarterly
 occupancy                        84.4%      83.8%    83.6%    83.8%

Occupancy at March 31             84.6%      83.6%    83.9%    83.6%

Rent per occupied square foot     $9.47      $9.11    $9.53    $9.11


Investment in Storage Facilities:
---------------------------------
The following summarizes activity in storage facilities during the three months ended March 31, 2005:

Beginning balance                $811,516
  Property acquisitions            15,773
  Improvements and equipment
   additions:
      Dri-guard / climate
       control installations          276
      Expansions                      709
      Roofing, paving,
       painting, and equipment      1,136
      Rental trucks                   338
  Dispositions                        (46)
                               -----------
Storage facilities at cost at
 period end                      $829,702
                               ===========


                                  March 31, 2005      March 31, 2004
                                    -----------         -----------

Common shares outstanding at
 March 31                          16,084,820          14,771,974
Operating Partnership Units
 outstanding at March 31              494,269             520,787


    CONTACT: Sovran Self Storage, Inc.
             David Rogers or Diane Piegza, 716-633-1850